As filed with the Securities and Exchange Commission on October 17, 2025

Registration Statement File No. 333-136168

Registration Statement File No. 333-157356

Registration Statement File No. 333-176849

Registration Statement File No. 333-191416

Registration Statement File No. 333-214042

Registration Statement File No. 333-228070

Registration Statement File No. 333-249577

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-136168)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-157356)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-176849)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-191416)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-214042)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-228070)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-249577)

UNDER

THE SECURITIES ACT OF 1933

WNS (HOLDINGS) LIMITED

(Exact name of Registrant as specified in its charter)

Jersey, Channel Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Gate 4, Godrej & Boyce Complex Pirojshanagar, Vikroli (W) Mumbai, India HYLO, 23rd Floor, 103-105 Bunhill Row, Old street London 515 Madison Avenue, 8th Floor, New York, NY	400 079 ECY1Y 8LZ 10022
(Address of Principal Executive Offices)	(Zip Codes)

THIRD AMENDED AND RESTATED WNS (HOLDINGS) LIMITED 2006 INCENTIVE AWARD PLAN

THIRD AMENDED AND RESTATED WNS (HOLDINGS) LIMITED
2016 INCENTIVE AWARD PLAN

(Full title of the plan)

WNS North America Inc.

515 Madison Avenue, 8th Floor

New York, NY 10022 USA

(Name and address of agent for service)

+91-22-6826-2100

(Telephone number, including area code, of agent for service)

Copy to:

Sharon Lau, Esq. Latham & Watkins LLP 9 Raffles Place #42-02 Republic Plaza Singapore 048619

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

WNS (Holdings) Limited (the “Registrant”) incorporated in 2002 under the laws of Jersey, Channel Islands, is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all ordinary shares of the Registrant, par value 10 pence per share (“Company Shares”), registered but unsold under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, dividends, recapitalizations or other capital adjustments taken in the interim):

●	Registration Statement on Form S-8 (Registration File No. 333-136168), which was filed with the Commission on July 31, 2006, pertaining to the registration of 3,000,000 Company Shares under the WNS (Holdings) Limited 2006 Incentive Award Plan and 3,965,776 Company Shares under the WNS (Holdings) Limited, Jersey 2002 Stock Incentive Plan;

●	Registration Statement on Form S-8 (Registration File No. 333-157356), which was filed with the Commission on February 17, 2009, pertaining to the registration of 1,000,000 Company Shares under the WNS (Holdings) Limited Amended and Restated Incentive Award Plan 2006;

●	Registration Statement on Form S-8 (Registration File No. 333-176849), which was filed with the Commission on September 15, 2011, pertaining to the registration of 2,200,000 Company Shares under the Second Amended and Restated WNS (Holdings) Limited 2006 Incentive Award Plan;

●	Registration Statement on Form S-8 (Registration File No. 333-191416), which was filed with the Commission on September 27, 2013, pertaining to the registration of 2,400,000 Company Shares under the Third Amended and Restated WNS (Holdings) Limited 2006 Incentive Award Plan;

●	Registration Statement on Form S-8 (Registration File No. 333-214042), which was filed with the Commission on October 11, 2016, pertaining to the registration of 3,612,825 Company Shares under the WNS (Holdings) Limited 2016 Incentive Award Plan;

●	Registration Statement on Form S-8 (Registration File No. 333-228070), which was filed with the Commission on October 31, 2018, pertaining to the registration of 1,400,000 Company Shares under the First Amended and Restated WNS (Holdings) Limited 2016 Incentive Award Plan; and

●	Registration Statement on Form S-8 (Registration File No. 333-249577), which was filed with the Commission on October 21, 2020, pertaining to the registration of 2,200,000 Company Shares under the Second Amended and Restated WNS (Holdings) Limited 2016 Incentive Award Plan.

On July 6, 2025, the Registrant entered into a Transaction Agreement (the “Agreement”) with Capgemini S.E., a société européenne organized under the laws of France (the “Buyer”), providing that, pursuant to a scheme of arrangement (the “Scheme”) under the Companies (Jersey) Law 1991, all of the Company Shares issued and outstanding as of the effective time of the Scheme (but not including any Company Shares held in treasury by the Registrant) shall be transferred from the shareholders of the Company to Buyer (or an affiliate of Buyer designated by Buyer in accordance with the terms of the Scheme) in exchange for the right to receive an amount in cash, without interest and subject to any withholding of taxes pursuant to the Agreement, equal to $76.50 per Company Share (the “Transaction”). The Scheme was consummated, and the Transaction became effective, on October 17, 2025.

As a result of the Transaction, the Registrant has terminated any and all of the offerings and sales of the Company Shares pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements and removes and withdraws from registration any and all of the Company Shares registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on October 17, 2025.

WNS (HOLDINGS) LIMITED

By:	/s/ Gopi Krishnan
	Name:	Gopi Krishnan
	Title:	General Counsel

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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